Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Avalon Holding Group, Inc. (A Development Stage Company), of our report dated February 25, 2009 on our audit of the financial statements of Avalon Holding Group, Inc. (A Development Stage Company) as of January 31, 2009, and the related statement of operations, stockholders’ equity and cash flows from inception on July 28, 2008 through January 31, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

February 27, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501